Exhibit 10.23.3

US$139,062,500.00	September 12, 2002, Amended Effective December 9, 2005

REVISED AND AMENDED SUBORDINATED PROMISSORY NOTE

For value received, DOE RUN PERU S.R.L., with Taxpayer Registration Number 20376303811, with domicile in Avenida Víctor Andrés Belaunde 147, Vía Principal 155, Centro Empresarial Real, Torre Real Tres, Piso 9, San Isidro, duly represented by Albert Bruce Neil, identified with Identity Card for Residents Nº 000102841, Jaime Zavala Costa, identified with Identity Card Nº 09176189, with power of attorney registered in the Electronic Act Nº 11015369, Entry C00021, of the Mercantile Companies Book of the Lima Registry of Legal Entities (the “Borrower”), hereby promises to pay to or to the order of The Doe Run Resources Corporation, a company organized under the laws of the State of New York and with offices and domicile at 1801 Park 270 Drive Suite 300, St. Louis, MO 63146 United States of America (the “Holder”) or at such other location as the Holder shall have designated from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of One hundred thirty-nine million, sixty-two thousand, five hundred and no/100 U.S. Dollars (U.S.$139,062,500.00) or such lesser principal amount as may then be outstanding hereunder. The Outstanding Principal Amount shall bear no interest until the Initial Due Date, as defined below. If the same is not paid on or prior to the Initial Due Date, such Outstanding Principal Amount shall thereafter bear interest at a floating rate of interest per annum equal to the sum of (a) the rate (i) as quoted to the Borrower by Citibank, N.A., New York office or other major New York or London commercial bank designated by the Borrower from time to time, at which such bank is offered U.S. dollar deposits in the London Interbank Eurodollar Market in an amount equal to the principal amount to which such rate shall be applied, for one week borrowings, or (ii) as obtained by the Borrower from the display that appears as page “LIBOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates of major banks) as of 11:00 am, London, England time (“LIBOR”) plus (b) 4%, calculated in arrears on the basis of a 360-day year for the actual number of days involved and shall be paid in arrears semi-annually calculated from the Initial Due Date, or upon payment in full, whichever comes first. Except for such prepayments as are specifically permitted pursuant to the terms of this Note, the Outstanding Principal Amount shall be repaid on the Initial Due Date or at any time during the 359-day period following the Initial Due Date, on demand. The “Initial Due Date” shall be December 9, 2006 or such later date as extended by application of the provisions of Section 2(a)(ii)

For purposes of this Note, the term “Outstanding Principal Amount” at any time shall mean the amount of U.S.$ 139,062,500.00, less the amount of any principal repaid pursuant to the provisions of this Note.

Application of Payments under this Note is set forth in Section 1. This Note is subordinated as provided in Section 2. The Outstanding Principal Amount may be reduced as provided in Section 1. Events of Default are set out in Section 4. Responsibility for withholding taxes is set out in Section 5. Miscellaneous provisions are set out in Sections 6, 7 and 8.

Presentation, demand, protest and notice of dishonor are hereby waived by the Borrower.

1.                                       Application of Payments. All payments received by the Holder pursuant to this Note shall be applied in the following manner:

(a)                                 firstly, if an Event of Default, as defined in Section 4, has occurred, to all costs and expenses of the Holder or its agents, including legal fees and disbursements, arising as a result thereof;

(b)                                secondly, to current interest accrued on any amount being paid; and

(c)                                 thirdly, to reduce the Outstanding Principal Amount.

2.                                       Subordination

(a)                                 The Borrower agrees, and the Holder by accepting this Note agrees, that the indebtedness evidenced by this Note:

(i)                                                        is expressly subordinated and subject in right of payment as to all amounts payable hereunder to the prior payment in full of all Senior Debt, except to the extent and in the manner set forth in this Section 2;

(ii)                                                     that in case of renewal or extension of the Senior Debt or so long as the Senior Debt is then outstanding as of the Initial Due Date, the interest-free term of this Note shall be automatically extended for the same period as such renewal or extension or until the Senior Debt is then no longer outstanding, if earlier;

(ii)                                                          that the subordination set out in this Section 2 is for the benefit of the holders of the Senior Debt; and

(iii)                                                       so long as any Senior Debt is outstanding, no payment of principal or interest under this Note shall be made except from Cash Flows Available for Distribution, as the same is defined in the Senior Debt, or if no such term is defined, except upon the prior consent of the holders of the Senior Debt.

(b)                                The Holder agrees that it will not ask, demand, sue for, take, receive or retain from the Borrower, by set-off or in any other manner, payment of all or any part of the Outstanding Principal Amount, any interest, or any other amount payable in respect of this Note, other than payments made at the times, in the amounts and to the extent permitted under the provisions hereof, unless and until all of the Senior Debt has been paid in full or unless the holders of Senior Debt provide written consent to such payment or unless such payment is made from Cash Flows Available for Distribution as provided above. The Holder directs the Borrower to make, and the Borrower agrees to make, such prior payment of the Senior Debt in priority to any payments due hereunder. The Holder will not request or accept any security from the Borrower in respect of the obligations of the Borrower under this Note unless the holders of the Senior Debt provide written consent to such security. The Holder unconditionally waives notice of the incurring of Senior Debt or any part thereof.

(c)                                 For purposes of this Note, the term “Senior Debt” shall mean the principal of and interest on, and other payments arising under (including any interest accruing after the filing of a petition in bankruptcy or the commencement of any insolvency or bankruptcy proceedings with respect to the Borrower), and all commissions, fees, indemnities, premiums and other amounts payable in respect of, any amounts now or hereafter owing by the Borrower under (i) that certain Working Capital Facility between the Borrower and Banco de Credito del Peru (“BCP”) and its successors and assigns and (ii) that certain Working Capital Finance Facility Agreement between the Borrower and Servicios Mineros Integrados S.A.C, and in each of (i) and (ii), together with any extension, modification or renewal of the same.

(d)                                In the event of:

(i)                 any insolvency or bankruptcy case or proceedings, or any receivership, liquidation, reorganization, moratorium or other similar case or proceeding in connection therewith, relative to the Borrower, or to its assets;

(ii)                  any liquidation, dissolution or other winding up of the Borrower, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(iii)                  any general assignment by the Borrower for the benefit of its creditors or any other general marshalling of assets and liabilities of the Borrower,

then and in any such event the holders of Senior Debt, shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt before the Holder of this Note shall be entitled to receive any payment of any kind or character on account of this Note, whether in cash, property or securities.

(e)                                 In the event and during the continuation of any default in the payment when due of any amount payable in respect of any Senior Debt, or in the event that any event of default under any Senior Debt (or any event or condition that, with the giving of notice or lapse of time, or both, would constitute an event of default under any Senior Debt) shall have occurred and be continuing, unless and until payment in full of the Senior Debt shall have been made or such event of default under any Senior Debt (or any event or condition that, with the giving of notice or lapse of time, or both, would constitute an event of default under any Senior Debt) shall not be continuing, as the case may be, then no payment shall be made by the Borrower on or in respect of this Note.

(f)                                   Whether or not any default in payment shall exist under any Senior Debt or any event of default under any Senior Debt (or any event or condition that, with the giving of notice or lapse of time, or both, would constitute an event of default under any Senior Debt) shall have occurred, the Holder shall not, without the prior written consent of the holders of the outstanding Senior Debt, take any collateral security for this Note.

(g)                                No failure on the part of the holders of Senior Debt, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof by the holders of Senior Debt, nor shall any single or partial exercise by the holders of Senior Debt of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the holders of Senior Debt, or allowed to the holders of Senior Debt by law or other agreement shall be cumulative and not exclusive the one of the other.

(h)                                Without in any way limiting the generality of the foregoing Subsection, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Holder, do any one or more of the following:

(i)                 change the manner, place or terms of payment of or extend the time of payment of, or increase, renew or alter, the Senior Debt, or otherwise amend or supplement in any manner the Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding;

(ii)                  sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Senior Debt;

(iii)                  release any person liable in any manner for the Senior Debt; and

(iv)                  exercise or refrain from exercising any rights against the Borrower and any other person.

(i)                                    Upon payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive any distribution of remaining assets of the Borrower, or payments by or on behalf of the Borrower, made on the Senior Debt, until this Note shall be paid in full.

(j)                                    These subordination provisions are intended solely to define the relative rights of the Holder and its successors and assigns on the one hand and the holders of Senior Debt and their respective successors and assigns on the other hand.

3.                                       Endorsement of Annex. The Holder shall endorse on Annex A attached hereto all payments of Outstanding Principal Amount. Such endorsements shall be presumptive evidence as to the Outstanding Principal Amount from time to time, but the failure to make such endorsements shall not affect the obligations of the Borrower hereunder.

4.                                       Events of Default and Remedies.

(a)                                 Each of the following events shall be an “Event of Default”:

(i)                                                    if default occurs in the payment of the Outstanding Principal Amount or on interest or any other amount on this Note when due and payable, and such default continues for a period of five Banking Days, whether or not the Holder gives notice of such default;

(ii)                                                     if the Borrower commences a proceeding under the Bankruptcy Law of Peru, as now or hereafter amended (which as of the date of this Note is referred to as “Texto Unico Ordinado de la Ley de Reestructuración Patrimonial” ) or under any other insolvency or similar law (whether now or hereafter in effect) of any jurisdiction relating to the Borrower, or there is commenced against the Borrower any such proceeding which remains undismissed for the period of time permitted for denial under the applicable law, if any, or if the Borrower is adjudged bankrupt or insolvent; or

(iii)                                                       the Borrower resolves to dissolve or is dissolved or makes a general assignment for the benefit of creditors, or any action is taken by the Borrower for the purpose of effecting any of the foregoing (other than a merger or consolidation as permitted under the terms of the Senior Debt); or

(iv)                                                      a receiver or trustee or other officer or representative of a court or of creditors, or any court or governmental agency, shall under color of legal authority take and hold possession of any substantial part of the property or assets of the Borrower for a period in excess of 180 days; or

(v)                                                         an event of default occurs pursuant to the Senior Debt (but in all cases, any payment of this Note shall be subject to the subordination in favor of such Senior Debt as set out in Section 2).

(b)                                If any Event of Default occurs and is continuing, then the Holder may declare the principal amount of the Note to be due and payable immediately, by written notice to the Borrower, and upon any such declaration, such Outstanding

Principal Amount shall become immediately due and payable as specified in the first paragraph of this Note, all of the foregoing subject always to the subordination set out in Section 2. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained the Holder may, by written notice to the Borrower, rescind and annul such declaration and its consequences. No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c)                                 The Borrower covenants that if the Holder declares that repayment of the Outstanding Principal Amount is accelerated, the Borrower will, upon demand of the Holder, but subject to Section 2, pay to the Holder the whole amount then due and payable on this Note, and henceforth interest shall accrue not only on the Outstanding Principal Amount but, to the extent that payment of such interest shall be legally enforceable, also upon any overdue installments of interest, at the rate of interest set out in this Note. The Borrower further covenants and agrees to pay, upon any Event of Default and in addition to the foregoing,  such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Holder, its agents and counsel.

(d)                                The Holder may waive any past default hereunder and its consequences, and, upon any such waiver, such default shall be deemed not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

5.                                       Withholding Taxes. The Outstanding Principal Amount and any interest on this Note shall be payable without deduction or withholding for or on account of any present or future taxes, duties, fees or other charges levied or imposed on this Note or the Holder by the Republic of Peru or any political subdivision or taxing authority thereof or therein. If the Borrower is required by law to make any such deduction or withholding, it will pay such additional amounts as may be necessary so that the net payment of the Outstanding Principal Amount to the Holder and every net payment of interest on this Note paid to the Holder will not be less than the amount provided for herein to be then due and payable, provided that if the Holder is otherwise liable to taxation in the Republic of Peru by reason of any relationship with or activity within the Republic of Peru other than its ownership of this Note, and the Borrower is required to withhold or deduct taxes solely by reason of such relationship or activity, the Borrower shall not be obliged to pay to the Holder additional amounts equal to the withheld amounts. To the extent that the Holder receives any reimbursement or other amount on account of taxes remitted on the Holder’s behalf by the Borrower such that the Holder makes double recovery, such reimbursement or other amount shall be applied by the Holder to the repayment of monies owning under this Note.

6.                                       Binding Effect; Assignments. This Note shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Holder.

7.                                       Certain Definitions. For the purposes of this Note, the term “Banking Day” shall mean any day on which banks are generally open for business in both New York, New York, United States of America, and Lima, Peru. As used in this Note, the terms “Borrower” and “Holder” shall be deemed to include their respective successors and assigns

8.                                       Governing Law. This Note and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., other than principles of conflicts of law, and the Borrower hereby undertakes and agrees that this Note may be enforced in any state or federal district court in the Borough of Manhattan. With respect to this Note and the enforcement thereof, the Borrower irrevocably submits to the non-exclusive jurisdiction of the state and/or federal district courts of the Borough of Manhattan and irrevocably waives any objection which it may have now or hereafter to such jurisdiction and agrees not to claim that any such court is not a convenient or appropriate forum.

This Revised and Amended Subordinated Note constitutes an amendment and restatement in its entirety of that certain Subordinated Promisssory Note of Doe Run Peru S.R.L. dated September 12, 2002. Notwithstanding such amendment and restatement, the original term of this Revised and Amended Subordinated Note shall be deemed to have commenced September 12, 2002, the date of the original Subordinated Promissory Note.

DOE RUN PERU S.R.L.

By:	/s/ Jaime Zavala Costa
Jaime Zavala Costa
Date: December 9, 2005

By:	/s/ A. B. Neil
Albert Bruce Neil
Date: December 9, 2005

The Doe Run Resources Corporation hereby accepts the terms of this Revised and Amended Subordinated Promissory Note and acknowledged and agrees that is it bound by the terms of subordinated contained therein.

The Doe Run Resources Corporation

By:	/s/ David Chaput

Date: 1-16-06

ANNEX ONE

OUTSTANDING PRINCIPAL AMOUNT

Payment Date:	Principal Payment Amount	Remaining Principal Amount	Notes: